                             DATABASE SERVICES AGREEMENT
                            DBPR CONTRACT NO. 98-00011-00
                                              -----------


     AGREEMENT dated as of the 11TH day of JUNE, 1998, by and between AMERICAN CARD TECHNOLOGY, INC., a Delaware corporation (the "Company"), and FLORIDA DEPARTMENT OF BUSINESS AND PROFESSIONAL REGULATION, DIVISION OF PARI-MUTUEL WAGERING, a government agency of the State of Florida (the "Department").

                                     WITNESSETH:

     WHEREAS, the Company is in the business of developing, marketing, and supplying card-based identification systems using proprietary computer chip technology (collectively, "Smart Cards"), in part comprised of related Smart Card user verification, identifier, and other technology included within the Company's Smart Card-based identification system (the "Smart Card Technology") and computer hardware and software which incorporates the Smart Card Technology, including all improvements and enhancements thereto (collectively, the "Products"); and

     WHEREAS, the Department has requested that the Company design, develop, and maintain for the Department Smart Card Technology and Products which have applications to the pari-mutuel licensing and regulatory industry, including a database system of licensing and ruling information accessible to the Department through the Internet (the "Smart-Net System") as more specifically described in the proposal set forth in EXHIBITS A, B, AND C and made a part hereof, based upon the single-server configuration set forth therein (the "Proposal"); and

     WHEREAS, the Company has a Database System Agreement in place with the North American Pari-Mutuel Regulators Association, a Kansas non-profit corporation ("NAPRA"), of which the Department is a member, to collect licensing information, rulings, orders, and disciplinary actions taken against licensees of all NAPRA member jurisdictions; and

     WHEREAS, the Company will link the Department's database to the NAPRA database in order to transmit licensing information, rulings, orders, and disciplinary actions taken against licensees; and

     WHEREAS, the Company is willing to so develop and maintain the Smart-Net System, subject to the terms set forth herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     1    DEVELOPMENT OF THE SMART-NET SYSTEM.  The Smart-Net System will be developed by the Company pursuant to the specifications set forth in EXHIBITS A,
B, AND C attached hereto and made a part hereof (the "Specifications").   The
Department will have input with respect to the desired end product, but the Company will have ultimate responsibility for and authority with respect to the Smart-Net System development. The Company and the Department shall cooperate to modify, improve, and/or alter the Smart-Net System to reasonably accommodate the applications set forth in the Proposal and the Specifications. As a condition of the Smart-Net System development by the Company, the Department agrees that it will in no way modify, improve, or otherwise alter the Smart-Net System except as set forth in this paragraph 1.

     2    OWNERSHIP.  All software developed to provide access to and output from the database shall remain the property of the Company subject to the Department's non-exclusive irrevocable right in perpetuity to use such software solely as part of the Smart-Net system, which right may not be assigned except pursuant to this agreement. Data stored in the database, and other such hard data provided to the company is the sole property of the Department. Any smart card-related software and/or processes, patents, copyrights or any other intellectual property of the company shall remain the sole and exclusive property of the company.

     3    OBLIGATIONS OF THE DEPARTMENT.
          (a) The Department shall meet with the Company and technical personnel who will participate in the development of the Smart-Net System.

          (b) The Department shall work with the Company to design and develop the Smart-Net System and to cooperate with the Company in the development, operation, management, and maintenance of the Smart-Net System, including recommending modifications to the Smart-Net System with respect to the use of the Smart-Net System by the Department.

          (c) The Department shall pay for development and design of the database not to exceed Forty-Seven Thousand Five Hundred dollars ($47,500.00), and Company shall invoice the Department in four (4) equal payments of $11,875.00 at end of each quarter that the work is completed, and shall make monthly payments of $4,750 in payment of the Database Services Fee as set forth in the Proposal on the first of each and every month during the term hereof commencing with the installation of the Smart-Net System.

          (d) The Department shall pay the Company $400.00 for each separate physical location in which the Company installs the Smart-Net System for the Department and provides up to eight (8) hours of on-site training.

          (e) The Department shall reimburse the Company for travel in accordance with Section 112.061, Florida Statutes.

          (f) In the event that the Department requests changes or enhancements to the Smart-Net System not set forth in the Specifications, the Company shall evaluate such requests as made for cost and feasibility. If the parties agree to make such changes, the Department shall pay the Company an amount not to exceed $100.00 per hour for such additional programming of the Smart-Net System.

     4    OBLIGATIONS OF THE COMPANY.
          (a) The Company shall develop the Smart-Net System to meet the objectives set forth in the Specifications, including.

          (b) The Company shall provide 54 Smart Card readers at a per-unit price of $75.00, two (2) Smart Card printers (including chip card encoders) at a price of $19,000.00, and 27 digital image capturing equipment systems ("Cheeze") at a per-Cheeze price of $600.00. The Company shall supply additional items of the foregoing hardware items as requested by the Department at the prices set forth in the Proposal, subject to adjustment based upon changes in the costs of production or packaging of such hardware items.

          (c) The Company shall supply 19,000 one (1) kilobit chip cards and 6,000 three (3) kilobyte Smart Cards for creating badges (collectively, the "Cards") at a price per Card as set forth in the Proposal.

          (d) The Company shall provide up to two (2) days of initial training of up to fifteen (15) of Department personnel at a single centralized location with respect to the use of the Smart-Net System as set forth in the Proposal.

          (e) The Company shall convert existing data on Department licensees for use on the Smart-Net System.

          (f) The Company shall operate and maintain the database included in the Smart-Net System, including, without limitation, manipulation, and compilation of data and communication with the Department, and to endeavor to modify the format or other aspects of the Smart-Net System as recommended by the Department pursuant to paragraph 4(h) hereof.

          (g) The Company shall ship the Cards and Products F.O.B. Marietta, GA to the Department at the Division of Pari-Mutuel Wagering, Bureau of Operations, 1940 North Monroe Street, Northwood Centre, Tallahassee, Florida 32399-1038 (or such other location that the Department may select). Such shipment shall be freight collect by a carrier selected by the Department.

          (h) The Company agrees to provide to the Department during the term of this Agreement (i) telephone customer support, available twenty-four (24) hours a day, seven (7) days a week, with a maximum response time of four (4) hours, for the hardware and software furnished by the Company in connection with the Smart-Net System and for problems arising from Internet connectivity with respect to the Smart-Net System, and (ii) up to ten (10) hours, after the Department grants final approval that the database system is fully functional, monthly to make minor enhancements and modifications to the Smart-Net System. Additional support and services shall be provided to the Department at an amount not to exceed $100.00 per hour.

          (i) The Company shall install the Smart-Net System in 27 physical facilities, provide on-site training of personnel at each such facility for up to eight (8) hours, and maintain the database included in the Smart-Net System, including, without limitation, manipulation, and compilation of data and communication with the Department at the rates set forth in the Proposal under "Option 1 - Single Server Configuration."

          (j) In the event that the Department requests a dual server configuration as provided for in the Proposal, the Company shall provide such service at the prices set forth in the Proposal under "Option 2 - Dual Server Configuration."

          (k) In the event that the Department requests additional training for personnel beyond that provided by the Company pursuant to paragraph 4(d) hereof, the Company shall provide such training at a rate of $1,500.00 for each one (1) day training session or part thereof.

     5    REPRESENTATIONS AND WARRANTIES.
          (a) The Company hereby represents and warrants to the Department that the Company is duly organized and validly existing under the laws of the State of Delaware and has the capacity to enter into this Agreement, and execution and delivery of this Agreement has been duly authorized by the Company. The Company further warrants the goods and services to be merchantable and fit for the particular purposes intended subject to the limitation set forth elsewhere herein.

          (b) The Department hereby represents and warrants to the Company as follows:

               (i) The Department has the capacity to enter into this Agreement, and execution and delivery of this Agreement has been duly authorized by the Department and the State of Florida.

               (ii) At all times during the term of this Agreement, the Department shall purchase Cards and Products only from the Company.

     6    TERM OF AGREEMENT; OPTION TO RENEW AGREEMENT; TERMINATION.
          (a) Unless otherwise terminated or cancelled as provided herein, the term of this agreement from July 1, 1998, and shall terminate on June 30, 1999. This contract may be renewed on a yearly basis for a period of up to two (2) years after the initial contract term or for a period no longer than the term of the original contract, whichever period is longer. Renewals are contingent upon receipt of sole source approval and satisfactory performance as determined by the DEPARTMENT, and are subject to the availability of funds. To renew the contract, the parties must execute a written renewal agreement prior to the end of the expiring contract term. Renewals shall be upon the same terms and conditions.

          (b) Either party may terminate this Agreement during the Initial Term or any Renewal Term immediately upon the material breach of, or the failure to comply in any material respect with, any term or provision of this Agreement by the other party, and the failure of the breaching party to cure any such breach or failure to comply within thirty (30) days after written notice from the non-breaching party.

          (c) Any termination of this Agreement whatsoever shall not affect any accrued rights or liabilities of either party nor shall it affect the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to come into force or continue in force on or after that termination.

     7    ASSIGNMENT.  The Company may not assign or transfer its interests and obligations in this Agreement to any affiliated entity or to any purchaser of substantially all of the assets of the Company. The Department may not assign or transfer its interests and obligations hereunder without the prior written consent of the Company, which consent may be withheld for any reason.

     8    INDEMNIFICATIONS.
          (a) The Company agrees to indemnify and hold harmless the Department from any and all costs, debts, claims, demands, damages, losses, liabilities, actions or causes of action, including legal fees, arising out of the breach of this Agreement by the Company.

     9    LIMITED WARRANTY AND LIMITATION OF LIABILITY.  The Company shall provide such limited warranties for the Products and the Cards as the Company receives from the manufacturer of the Products and Cards. The Company shall not be liable for any special, incidental, or consequential damages of any kind arising in connection with the Smart-Net System, the Smart Cards, the Products, this Agreement or the transactions contemplated hereunder.

     10   CONFIDENTIALITY.
          (a) The Department shall treat as confidential all information concerning the Smart-Net System and the proprietary technology of the Company which may be disclosed to it.

          (b) The Department shall take all reasonable steps to ensure that its employees, agents, and representatives shall maintain the confidentiality of the matters referred to in this paragraph 10.

          (c) Neither party shall, without the prior written consent of the other, make or authorize any advertisement, public announcement, or press release referring or relating to the subject matter of this Agreement or any other confidential information which may have come to the knowledge of that party in the course of the negotiation or subsistence of this Agreement.

          (d) The foregoing obligations as to confidentiality shall remain in full force and effect notwithstanding any termination of this Agreement.

          (e) The Department acknowledges that any breach of the covenants or agreements contained herein will cause the Company substantial, continuing, and irreparable damages. The Department agrees that in addition to any other rights and remedies available to the Company following a breach of any covenant or agreement contained in this paragraph 10 (including, without limitation, payment of damages), the Company shall be entitled to an injunction to be issued by any court of competent jurisdiction enjoining such breach.

     11   MARKETING LIMITATIONS.
          (a) The Department shall not disclose any information with respect to the Smart-Net System, Smart Cards, Products, or Smart Card Technology other than as necessary to market and promote the Smart-Net System, Smart Cards, and Products to Protected Customers.

          (b) The Department will keep possession of and control over any Products and Smart Cards which may come into its possession and shall effect and maintain such security measures as are reasonably necessary to safeguard the Smart-Net System, Products, and Smart Card Technology from access or use by any unauthorized persons.

          (c) Neither the Department, its employees, agents, nor sub-contractors shall decompile, disassemble, or reverse engineer the object or source code of the Smart-Net System, Products, or Smart Cards nor attempt to do any of these things.

          (d) Neither the Department, its employees, agents, nor sub-contractors shall alter, obscure, remove, interfere with or add to any of the trademarks, trade names, markings, or notices affixed to or contained in the Smart-Net System, Smart Cards, or Products.

     12   WAIVERS.  A waiver (whether express or implied) by one of the parties of any of the provisions of this Agreement or of any breach of or default by the other party in performing any of those provisions shall not constitute a continuing waiver and that waiver shall not prevent the waiving party from subsequently enforcing any of the provisions of this Agreement not waived or from acting on any subsequent breach of or default by the other party under any of the provisions of this Agreement. Payment or acceptance of any sum shall not constitute a waiver.

     13   SEVERABILITY.  The invalidity, illegality, or unenforceability of any of the provisions of this Agreement shall not affect the validity, legality, and enforceability of the remaining provisions of this Agreement.

     14   NOTICES.  All notices required to be given pursuant to this Agreement shall be deemed given when actually delivered, if delivered in person, or three
(3) days after being deposited in the United States Postal Service, postage prepaid, and addressed to the receiving party as follows:

     For the Company:                   1355 Terrell Mill Road
                                        Building 1462 - Suite 200
                                        Marietta, Georgia 30067
                                        Attention: President
                                        Facsimile: (770) 951-9221

     WITH A COPY TO:                    Cohn & Birnbaum P.C.
                                        100 Pearl Street, 14th Floor
                                        Hartford, Connecticut  06103-4500
                                        Attention:  Richard J. Shea, Jr., Esq.
                                        Facsimile: (860) 727-0361

     For the Department:                1940 North Monroe Street
                                        Tallahassee, Florida  32399-1035
                                        Attention:  Ms. Deborah Miller, Director
                                        Facsimile: (850) 488-0550

     15   GOVERNING LAW.  This Agreement shall be interpreted in its entirety in accordance with the laws of the State of Florida.

     16   INDEPENDENT STATUS.  Nothing in this Agreement shall be construed to constitute the Department as a partner, employee, joint venturer, franchisee, or agent of the Company.

     17   FORCE MAJEURE.  Neither party shall incur any liability for delay in performance or non-performance, except payment obligations, arising from circumstances beyond the reasonable control of the party affected, including delays due to accident, fire, flood, government regulation, strike, insurrection, war and acts of God.

     18   ENTIRE AGREEMENT.  This Agreement and the exhibits attached hereto comprise the entire agreement between the parties relating to the subject matter hereof and supersedes all prior agreements, proposals, letters of intent, representations, and commitments. This Agreement may be amended only by an instrument executed by the authorized representatives of both parties.

     19   COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        AMERICAN CARD TECHNOLOGY, INC.

                                        By:      /s/ Raymond Findley, Jr.
                                             -----------------------------------
----------------------------------------
                                                Its President

                                        FLORIDA DEPARTMENT OF BUSINESS AND
                                        PROFESSIONAL LICENSING, DIVISION OF
                                        PARI-MUTUEL WAGERING

                                        By:        /s/ Lulane Anderson
                                             -----------------------------------
                                             Its

     WITH THEIR SIGNATURES, the parties agree to all the provisions in this addendum, in duplication original, as of the day and year above. Florida law governs this contract.

STATE OF FLORIDA


     /s/ Lulane Anderson                          /s/ Raymond Findley, Jr.
---------------------------------            -----------------------------------
For RICHARD T. FARRELL                       AMERICAN CARD TECHNOLOGY, INC.
SECRETARY                                    RAYMOND FINDLEY, JR., PRESIDENT
DEPARTMENT OF BUSINESS AND PROFESSIONAL      1355 TERRELL MILL ROAD
REGULATION                                   BLDG. 1462, SUITE 200
1940 NORTH MONROE STREET                     MARIETTA, GEORGIA 30067
TALLAHASSEE, FLORIDA 32399-0750


     6-11-98                                 June 8, 1998              Date
---------------------------------         -----------------------------
DATE (SIGNED BY BPR SIGNED AUTHORITY)        (SIGNED BY CONTRACTOR)

                                        PHONE NUMBER:          (770) 951-2284
                                                      --------------------------
APPROVED AS TO FORM AND LEGALITY.

     /s/ Lynda L. Goodgame                             06-1403123
---------------------------------            -----------------------------------
     Lynda L. Goodgame                       FEDERAL EMPLOYER I. D. NUMBER OF
GENERAL COUNSEL                               SOCIAL SECURITY NUMBER

     F97000001066
---------------------------------
                                             FLORIDA CORPORATION REGISTRATION
                                             NUMBER

                                             APPROVED AS TO FORM AND SUBSTANCE.

                                                       /s/ John W. Johnson
                                             -----------------------------------
                                             JOHN W. JOHNSON
                                             CONTRACT MANAGER

                                                       /s/ Carol Carr
                                             -----------------------------------
                                             CONTRACT ADMINISTRATOR

                                       ADDENDUM
                                          TO
                             CONTRACT NUMBER 98-00011-00

     THIS ADDENDUM is made and entered into this  11   day of  JUNE   , 1998 by
and between the Department of Business and Professional Regulation, hereinafter called the DEPARTMENT, and American Card Technology, Inc. hereinafter referred to as the CONTRACTOR.

     Contractual services as modified by this Addendum may begin on July 1, 1998, or upon full execution of this Addendum, whichever is the later date; and contractual services shall end on June 30, 1999. Total consideration for contractual services shall not exceed One Hundred Fifteen Thousand Three Hundred Dollars ($115,300.00) exclusive of travel and expenses. Invoices for development and design shall not exceed Forty-Seven Thousand Five Hundred Dollars ($47,500.00), and shall be submitted upon completion of the work. Invoices in the amount of Four Thousand Seven Hundred Fifty Dollars ($4,750.00) for database services shall be submitted monthly during the term of the contract commencing with the installation of the Smart-Net System and shall not exceed Fifty-Seven Thousand Dollars ($57,000.00). Invoices in the amount of Four Hundred Dollars ($400.00) per site for installation and training shall be submitted monthly for work completed and shall not exceed Ten Thousand Eight Hundred Dollars ($10,800.00).

     WHEREAS, the DEPARTMENT enters into the attached contract with CONTRACTOR for development and design of a licensing database, database services, installation, and training of licensing personnel, which attachment is identified as DATABASE SERVICES AGREEMENT; and

     WHEREAS, the parties to this agreement recognize that the attached contract provided by CONTRACTOR contains provisions that conflict with requirements which must be observed by agencies of the State of Florida, or fails to contain certain provisions which must under Florida law be included in contracts entered into by state agencies; and

     WHEREAS, the parties agree that the provisions of this Addendum are incorporated into and made a part of the agreement between the parties and that whenever the following provisions conflict with any of the provisions of the contract to which this Addendum is attached, the following provisions shall prevail;

     NOW, THEREFORE, the DEPARTMENT and the CONTRACTOR agree to modify the original contract as follows:

                                  SPECIAL PROVISIONS

     1. ADVERTISING: The CONTRACTOR agrees to permanently refrain from using or mentioning his/her association with the DEPARTMENT in advertisements, letterhead, business cards, etc.; however, the CONTRACTOR'S services to the DEPARTMENT may be generally stated and described in the CONTRACTOR'S professional resume' only upon prior written approval or consent of the DEPARTMENT. Furthermore, the CONTRACTOR may not give the impression in any event or manner that the DEPARTMENT recommends or endorses the CONTRACTOR.

     2. SERVICES: The CONTRACTOR shall perform and render as an independent contractor and not as an agent, representative, or employee of the DEPARTMENT, all the services described herein in a proper and satisfactory manner as determined by the DEPARTMENT in its sole discretion.


                                  GENERAL PROVISIONS


     1. APPROPRIATION: In accordance with Sections 216.311 and 287.0582, Florida Statutes, the DEPARTMENT'S performance and obligation to pay under this contract is contingent upon an annual appropriation by the Florida Legislature.

     2. AUDIT: All invoices shall be submitted by the CONTRACTOR to the DEPARTMENT with sufficient detail for a proper pre-audit or post-audit.

     3. CANCELLATION: This contract may be terminated by either party with or without cause, by giving thirty (30) days written notice to the other party; said notice shall be sufficient if it is delivered to the party personally or mailed by certified mail to the mailing address as specified herein. In case of cancellation, only the costs actually accrued for services satisfactorily performed prior to the date of cancellation shall be due and payable, and all work in progress shall remain the property of the DEPARTMENT and shall be delivered to the DEPARTMENT.

     4. ENTIRE AGREEMENT: This Addendum and attached contract constitute the entire agreement of the parties and no other agreement or modification to this contract, expressed or implied, shall be binding on either party unless same shall be in writing and signed by both parties. This agreement may not be orally modified. Any modification must be in writing, expressly titled a modification, amendment, or addendum to this contract, attached to this contract, and signed by both parties.

     5. LIABILITY: Each party hereby assumes any and all risks of personal injury and property damage attributable to the acts or omissions of that party or its officers, employees, or agents. Furthermore, any claim of liability asserted against the DEPARTMENT may be subject to the limitations under Section 768.28, Florida Statutes.

     6.   PAYMENT:

     (A) Section 215.422, Florida Statutes, provides that state agencies have five (5) working days to inspect and approve goods and services, unless bid specifications, the contract, or the purchase order specifies otherwise. With the exception of payments to health care providers for hospital, medical, or other health care services, if payment is not available within forty (40) days, measured from the latter of the date the invoice is received, or the goods or services are received, inspected and approved, a separate interest penalty of
 .02740% will be due and payable in addition to the invoice amount. Payments to health care providers for hospitals, medical or other health care services, shall be made not more than thirty-five (35) days from the date of eligibility for payment is determined. Invoices returned to a vendor due to preparation errors will result in a payment delay. Invoice payment requirements do not start until a properly completed invoice is provided to the agency. A Vendor Ombudsman, whose duties include acting as an advocate for vendors who may be experiencing problems in obtaining timely payment(s) from a state agency, may be contacted at (850) 488-2924, or by calling the State Comptroller's Hotline, 1-800-848-3792.

     (B) Invoices shall be submitted by the CONTRACTOR to the DEPARTMENT for development, design, installation, and training upon completion of services, and monthly for database services. Payment is due within forty (40) days after receipt of each invoice. No advance payments are authorized by this contract.

     7. PRIORITY: CONTRACTOR represents that all services required pursuant to this employment contract shall be given first and immediate priority.

     8. PUBLIC DOCUMENTS: Pursuant to Section 287.058, Florida Statutes, CONTRACTOR shall allow access to all documents, papers, letters or other materials subject to Chapter 119, Florida Statutes. If CONTRACTOR refuses access to such documents, the DEPARTMENT may petition any court to compel production of such documents. CONTRACTOR shall then pay all costs and attorney fees pursuant to this action.

     The DEPARTMENT may unilaterally cancel this contract for refusal by the CONTRACTOR to allow public access to all documents, papers, letters, or other material originated or received by the CONTRACTOR in conjunction with the contract subject to the provisions of Chapter 119, Florida Statutes.

     9.   TRAVEL AND EXPENSES:

     (A) Payment for travel shall be in accordance with Section 112.061, Florida Statutes.

     (B) The CONTRACTOR shall contact the undersigned contract manager prior to incurring any travel or any other expenses. The contract manager may require pre-authorization and pre-approval of any or all travel or expenses on "State of Florida Authorization To Incur Travel Form." In the event pre-authorization is required and CONTRACTOR fails to provide documentation of same, CONTRACTOR shall not be reimbursed for same.

     (C) Requests for reimbursement are to be submitted on a "State of Florida Voucher for Reimbursement of Traveling Expenses" form.

     10. RENEWAL: This contract may be renewed on a yearly basis for a period of up to two (2) years after the initial contract term or for a period no longer than the term of the original contract, whichever period is longer. Renewals are contingent upon receipt of sole source approval and satisfactory performance as determined by the DEPARTMENT, and are subject to the availability of funds. To renew the contract, the parties must execute a written renewal agreement prior to the end of the expiring contract term. Finally, renewals shall be upon the same terms and conditions.

     11. ATTORNEY'S FEES: Except as provided in the clause entitled "Public Documents", and as otherwise provided by law, the parties agree to be responsible for their own attorney's fees incurred in connection with disputes arising under the terms of this agreement.

     12. DISPUTES: This contract shall be governed by and construed in accordance with the laws of Florida, and the DEPARTMENT is entitled to assert venue for any disputes arising out of this contract in Leon County, Florida.

     13. OTHER EMPLOYMENT: CONTRACTOR shall not engage the services of any person or persons now employed by the State of Florida, including any department or subdivision thereof, to provide services relating to this contract without written consent of the employer of such person or persons and of this DEPARTMENT. Also, if CONTRACTOR is employed by the State of Florida during the term of this agreement, CONTRACTOR represents that he or she has complied with all applicable provisions of Section 216.262(1)(d), Florida Statutes, regarding outside or dual employment and compensation.

     14. PUBLIC ENTITY CRIME: A person or affiliate who has been placed on the convicted vendor list following a conviction for a public entity crime may not submit a bid on a contract to provide any goods or services to a public entity, may not submit a bid on a contract with a public entity for the construction or repair of a public building or public work, may not submit bids on leases of real property to a public entity, may not be awarded or perform work as a contractor, supplier, subcontractor, or consultant under a contract with any public entity, and may not transact business with any public entity in excess of the threshold amount provided in s. 287.017 for CATEGORY TWO for a period of 36 months from the date of being placed on the convicted vendor list.

     15. NOTICE TO CONTRACTOR: The DEPARTMENT shall consider the employment by any contractor of unauthorized aliens a violation of section 274A(e) of the Immigration and Nationalization Act. Such violation shall be cause for unilateral cancellation of this contract.

     All other terms and conditions of the contract shall remain the same.




                               (THIS SPACE LEFT BLANK.)


     WITH THEIR SIGNATURES, the parties agree to all the provisions in this addendum, in duplicate original, as of the day and year first above. Florida law governs this contract.


STATE OF FLORIDA


     /s/ Richard T. Farrell
-------------------------------------
Richard T. Farrell
Secretary
Department of Business and Professional
 Regulation
1940 North Monroe Street
Tallahassee, Florida 32399-0750

     6-11-98
-------------------------------------
Date (Signed by BPR Signing Authority)


Approved as to form and legality.


     /s/ Lynda L. Goodgame
-------------------------------------
Lynda L. Goodgame
General Counsel


     /s/ Raymond Findley, Jr.
-------------------------------------
American Card Technology, Inc.
Raymond Findley, Jr., President
1355 Terrell Mill Road
Bldg. 1462, Suite 200
Marietta, Georgia 30067


          8-11-98                  Date
-----------------------------------
(Signed by Contractor)

Phone Number:   (770) 951-2284
               ---------------


       06-1403123         Federal Employer I.D. Number or Social Security Number
--------------------------

       F97000001066                      Florida Corporation Registration Number
-----------------------------------------


Approved as to form and substance.


     /s/ John W. Johnson
-------------------------------------
John W. Johnson
Contract Manager


     /s/ Carol Carr
-------------------------------------
Carol Carr
Contract Administrator